UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OCEAN POWER TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

PARAGON TECHNOLOGIES, INC.

HESHAM M. GAD

SHAWN M. HARPEN

JACK H. JACOBS

SAMUEL S. WEISER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On February 15, 2024, Paragon Technologies, Inc. issued a press release relating to Ocean Power Technologies, Inc., a copy of which is set forth below:

Paragon Asks Ocean Power CEO Stratmann to Provide Shareholder Transparency to Recent Announcements - Believes Ocean Power Will Report Significant Losses in Upcoming Quarterly Earnings Release

EASTON, PA / ACCESSWIRE / February 15, 2024 / Paragon Technologies, Inc. (“Paragon”), a diversified holding company, owning approximately 4.8% of the outstanding shares of Ocean Power Technologies, Inc. (NYSE American:OPTT), (“Company”) (“OPT”), calls on Ocean Power’s CEO Phillip Stratmann to immediately provide shareholders with appropriate transparency regarding OPT’s recent order and funding announcements and how they impact the Company’s bottom line in light of the Company’s unsustainable expenses.

Having failed on two separate occasions to achieve enough shareholder support for a quorum and thus delaying its annual meeting, we believe OPT is providing shareholders with incomplete and biased information regarding its recent contract and funding awards in an attempt to influence shareholders. To date, an embarrassingly small percentage of OPT’s shareholders has voted in support of the current OPT board and management.

Despite continued and worsening financial losses under this management team, this week OPT promotes a new order contract order and a “funding” award for its suite of projects. As the Company’s largest shareholder and on behalf of all the individual investors who have suffered continued losses owning OPT stock, shareholders would like to know how these orders are going to affect the financial condition of the Company.

Over the past three plus years, OPT has consistently celebrated negligible revenue increases while completely failing to acknowledge that expenses are growing faster than sales:

FY Ended April 30,	2021	2022	2023	Q1/Q2 - 2024

Sales	$1.2M	$1.8M	$2.7M	$2.2M
Expenses	$12.5M	$21.5M	$28.3M	$16.1M

Net Loss	($14.8M)	($18.9M)	($26.3M)	($14.3M)

The financial results speak for themselves: OPT expenses skyrocket in exchange for modest growth in revenue dollars. And rather than focus on OPT’s real problem of its unsustainable expenses, growing losses and consistent decline in stock price, OPT instead continues to take victory laps.

We invite CEO Stratmann to talk less about vague “funding” initiatives and instead outline and justify how OPT is going to be viable enough to achieve the “profitability in 2025” that he has repeatedly confirmed.

Spending nearly $30 million to generate nearly $3 million in sales is not something that should be celebrated. But that is exactly what OPT’s management does - celebrate the small victory while ignoring the major losses.

We believe OPT is set to report yet another disastrous financial report when the Company reports earnings next month.

So far, OPT’s directors have celebrated their accomplishments by allowing the Company’s share price to decline by nearly 90%.

Paragon urges OPT shareholders to continue showing the OPT directors and executives that you will not be duped and misled about the state of OPT and ignore any and all messages from OPT asking you to vote the white proxy card. Do not let this Board get away with another year of destroying shareholder value.

If you have voted in ANY WAY on the white proxy, you should revote the BLUE proxy to save your investment from a likely total loss.

If you have NOT YET VOTED, we urge you to ignore any and all calls or emails from OPT and completely disregard the white proxy and cast your vote on the BLUE proxy.

Please email us at ir@pgntgroup.com with any questions about how to vote your BLUE proxy card.

We appreciate the support from shareholders thus far. If shareholders have any questions, please contact our Proxy Solicitor, Alliance Advisors at:

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Toll-Free Phone: 855-200-8651
Email: OPTT@allianceadvisors.com

No matter how many shares you hold, we would like to hear from you. Please email us at ir@pgntgroup.com if you need any help in voting your BLUE proxy.

By voting on Paragon’s BLUE universal proxy card, you can send a message to OPT that you do not support their actions in relation to the Annual Meeting and attempting to block the recognition of Paragon’s nominees.

OPT has said that it will disregard proxy votes in favor of Paragon’s director nominees. Whether OPT may lawfully disregard Paragon’s director nominees is an issue that Paragon expects will be resolved by the Delaware courts.

Stockholders should review the section of Paragon’s proxy statement titled “Questions And Answers Relating To This Proxy Solicitation--Why is OPT saying it will disregard Paragon’s director nominations, and how does that impact proxies that stockholders provide to Paragon?”

Paragon Technologies, Inc., together with the other participants named herein, has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and an accompanying proxy card soliciting votes for the election of director nominees at the 2023 annual meeting of shareholders of Ocean Power Technologies, Inc., a Delaware corporation (the “company”).

Paragon Technologies, Inc. is the beneficial owner of 2,498,051 shares of common stock of the company, par value $0.001 per share (“common stock”).

Paragon Technologies, Inc., and Paragon’s director nominees Hesham M. Gad, Shawn M. Harpen, Jack H. Jacobs, and Samuel S. Weiser, are the participants in the proxy solicitation. Mr. Gad, Executive Chairman of Paragon’s Board of Directors and Chief Executive Officer of Paragon, and Messrs. Jacobs and Weiser, directors of Paragon, may be deemed to beneficially own the shares of the company’s common stock held by Paragon. Ms. Harpen does not own beneficially or of record any securities of the company. Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, has been and will be included in Paragon’s proxy statement and other materials filed with the SEC.

SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM PARAGON TECHNOLOGIES, INC. REQUESTS FOR COPIES SHOULD BE DIRECTED TO PARAGON’S PROXY SOLICITOR.